EXHIBIT 99.1

Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	First Vice President	Executive Vice President
	Director of Corp Communications	Chief Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

Renasant Completes Merger with KeyWorth Bank

TUPELO, MISSISSIPPI (April 1, 2016) - Renasant Corporation (NASDAQ: RNST)
(“Renasant” or “the Company”) today announced that it has completed its merger with KeyWorth Bank (“KeyWorth”), a bank headquartered in Johns Creek, Georgia. The combined Company now has approximately $8.3 billion in total assets with 178 banking, mortgage, wealth management, investment and insurance offices throughout Mississippi, Tennessee, Alabama, Georgia and Florida.

As of December 31, 2015, KeyWorth had approximately $408 million in assets, $252 million in loans and $355 million in deposits. The merger adds four banking locations, two loan production offices and a future banking location to be opened during the second quarter of 2016, all in the greater Atlanta metro area.

“I’m proud to announce the completion of our merger with KeyWorth Bank, which greatly enhances our presence in the North Georgia and Atlanta market area. KeyWorth is a high quality commercial bank, with a strong credit culture and an attractive client base that provides us with additional scale and commercial banking expertise in the Atlanta market,” said Renasant Chairman and Chief

Executive Officer, E. Robinson McGraw. “We are excited that KeyWorth is now officially part of Renasant Bank.”

Although the merger is complete, full conversion and integration of KeyWorth into Renasant is expected to be finished in mid-June 2016. At this time, KeyWorth clients will be able to continue conducting their banking business as usual, including but not limited to, using existing branches, debit cards, checks, ATMs and making loan payments until conversion is complete. The Company has set up an FAQ for clients to obtain useful information about the transition at www.renasantbank.com.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank, a 112-year-old financial services institution. Renasant has assets of approximately $8.3 billion and operates more than 175 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama, Florida and Georgia.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.